Exhibit (p)(iii)

ATLANTIC ASSET MANAGEMENT, LLC.
CODE OF ETHICS FOR PERSONAL TRADING

Amended & Adopted
January 7, 2005

1.     GOVERNING STANDARDS

This Code of Ethics for Personal Trading (the “Code”) has been adopted by Atlantic Asset Management, LLC (“Atlantic”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Code, which has been designed to identify potential conflicts of interests that may exist when employees execute transactions on behalf of their personal accounts or those over which they maintain beneficial ownership, contains procedures that have been reasonably designed to prevent and detect fraudulent, deceptive or manipulative acts by certain employees of Atlantic and “Access Persons” of registered investment companies (“RIC(s)”) for which the Atlantic acts as an investment advisor.

2.     GENERAL PRINCIPLES:

        The Code of Ethics is predicated on the principle that Atlantic owes a fiduciary duty to its clients. Accordingly, Atlantic’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Atlantic must:

•	Place client interests ahead of Atlantic’s – As a fiduciary, Atlantic must serve in its clients’ best interests. In other words, Atlantic Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with Atlantic’s Code of Ethics – Employees must review and abide by Atlantic’s Personal Securities Transaction and Insider Trading Policies.

•	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Atlantic, or on behalf of an advisory client.

•	Maintain full compliance with the Federal Securities Laws[1]– Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940. In addition, Atlantic employees who are Officers of a RIC must also abide by the RIC’s Officer Code of Conduct that is established by the investment company..

        1 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Any questions with respect to Atlantic’s Code of Ethics should be directed to the Compliance Officer and/or the Chief Executive Officer. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All employees of Atlantic will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that Atlantic expects from its Employees and consultants:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of Atlantic above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the federal securities laws.

3.     DEFINITIONS

Access Person is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. An Access Person also includes any interested director, officer, or trustee of Atlantic regardless of whether such persons are involved in the investment decision making process on behalf of any client.

Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. It also includes securities held by members of an Access Person’s immediate family sharing the same household; the term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. It refers to accounts when you maintain trading discretion and only if you are the beneficiary.

Review Officer shall be, with respect to the review and pre-clearance of personal securities transactions, Joshua Bogart, or in his absence, Elaine Hunt.

4.     EXEMPTED TRANSACTIONS

        Personal securities transactions involving the following types of securities are exempt from the reporting requirements of this Code:

•	High Quality Short-term Debt Instruments or Money Market Instruments (including bankers’ acceptances, bank certificates of deposit and commercial paper);

•	Direct Obligations of the U.S. Government; and

•	Repurchase Agreements.

•	Open-end mutual and money market funds. However, the purchase or sale of a mutual fund whereby Atlantic acts as an adviser is required to be reported as described in Section 6 of this Code.

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities (such as S&P 500 futures).

5.     PREAPPROVAL ON INVESTMENTS IN IPOs AND LIMITED OFFERINGS

A.	Initial Public Offerings (“IPOs”). No Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any IPO with respect to any security without first obtaining prior approval of the Reviewing Officer in order to preclude any possibility of their profiting improperly from their positions on behalf of Atlantic or a RIC client.[2] The Reviewing Officer shall (a) obtain from such Access Person full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of an Atlantic client; and (b) conclude, after consultation with at least one other Atlantic portfolio manager (who has no personal interest in the issuer of the IPO), that no Atlantic clients have any foreseeable interest in purchasing such security. A record of such approval by the Reviewing Officer and the reasons supporting those decisions shall be kept as required in Section 10 of this Code.

B.	Limited Offerings No Access Person shall acquire, directly or indirectly, Beneficial Ownership of any security in a Limited Offering or private placement without first obtaining the prior written approval of the Reviewing Officer, which Reviewing Officer: (a) has been provided by such employee with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of any Atlantic clients and whether or not the opportunity is being offered to the individual by virtue of his position with Atlantic or any Atlantic client, and (b) has concluded, after consultation with the Portfolio Manager(s) of the RIC clients or other appropriate Atlantic Officers (who has no personal interest in the issuer involved in the private placement), that the RIC clients have no foreseeable interest in purchasing such security. A record of such approval by the Reviewing Officer and the reasons supporting those decisions must be kept as required in Section 10 of this Code.

Limited Offerings include, but may not be limited to; private placement offerings that are exempt from registrations under section 4(6) of the Securities Act or under Regulation D, as well as offerings that are not public under section 4(2) of the Securities Act, Rule 144A, and investment companies or hedge funds exempt under section 3(c)-1 or 7 of the IC Act.

        An employee should never tell a broker or friend that he or she could not buy a security. Indeed, if you discover that you cannot engage in a proposed trade suggested by someone else (e.g., a broker or co-trustee), you should be careful to use language that does not signal why you are not engaging or willing to engage in the proposed trade.

6.     PERSONAL SECURITIES REPORTING

Note: All Reports required under this section should be entered into ACA’s proprietary web-based Securities Transaction Online Compliance System (“STOCS”)

[2]	This restriction shall not apply to US government securities, debt securities (other than debt securities convertible into common or preferred stock) and financing instrument-backed securities that are rated by a nationally recognized statistical rating organization in one of its four highest generic rating categories.

        All reports submitted under this Section may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

Exempt Transactions

The following transactions are considered exempt transactions and therefore do not require reporting:

•	Any transaction in an account over which the Employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the Employee, accounts of family members outside of the immediate family would not be subject to review.

•	Purchases that are part of an automatic investment plan.3

From time to time, the Compliance Officer may exempt certain transactions on a fully documented trade-by-trade basis.

Quarterly Transactions Reports

        Unless an Access Person enters information directly into STOCS, Access Persons shall be required to instruct their broker-dealers to send to Atlantic duplicate broker trade confirmations and/or account statements of the employee which shall be received by Janet Pinto, at a minimum, no later than thirty (30) days after the end of each calendar quarter or if an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment C.

A.	Quarterly Transactions Reports shall be made not later than 30 days after the end of the calendar quarter in which the transaction was effected and shall contain the following information for each transaction in a non-exempt security (see Section 4):

a.	the trade date, name of security, number of shares, price, and principal amount of the transaction;

b.	the maturity date and interest rate, if applicable;

c.	the nature of the transaction, i.e., purchase, sale, or any other type of acquisition or disposition including donation or transfer;

d.	the name of the broker, dealer or bank with or through whom the transaction was effected; and

e.	the date the report is submitted.

        3 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B.	Access Persons shall also report, on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the Access Person during the quarter in which securities were held during the quarter for the direct or indirect benefit of the Access Person, the date the account was established, and the date reported to Atlantic.

Holdings Reports

        Access Persons are required to disclose all personal securities holdings within ten (10) days after that person becomes an Access Person and thereafter, within thirty (30) days of the end of each year on an annual basis. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code. Duplicate brokerage or custodial statements can NOT be submitted in lieu of such report, unless there is only ONE brokerage or custodial account in which the employee maintains a beneficial interest. However, any broker, dealer or bank account in which any security is held at the time of reporting, including exempt securities, must be reported on the Holdings Report. The following information is required on each Holdings Report:

(a)	the title, number of shares and principal amount of each non-exempt security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(b)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities, including exempt securities, held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	the date the report is submitted by the Access Person.

        Existing Employees who are Access Persons will be required to provide Atlantic with a complete list of securities holdings on an annual basis, or on or before February 14th of each year, or as otherwise determined by the CCO. The report shall be current as of December 31st , which is a date no more than 45 days from the final date the report is due to be submitted. Duplicate brokerage or custodial statements can NOT be submitted in lieu of such report unless there is only ONE brokerage or custodial account in which the employee maintains a beneficial interest.

Other Reporting Obligations

        The requirement to report on issues to Atlantic’s clients, including RIC and ERISA client’s Boards under this Code and securities regulations may include significant conflicts of interest that arose involving the personal investment policies, even if the conflicts have not resulted in a violation of this Code. For example, Atlantic may be required to report to the client’s Board if a portfolio manager is a director of a company whose securities are held by the client’s portfolio.

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7.     CERTIFICATION OF COMPLIANCE

        Access Persons are required to certify within 10 days following the commencement of employment or when such person is deemed an Access Person, and thereafter annually that they have read and understood this Code and recognize that they are subject to it.

8.     REVIEW AND ENFORCEMENT

A.	Report Review.

1.	The Reviewing Officer shall review the reports required by Section 6 for compliance with this Code. The Reviewing Officer shall keep all reports confidential except as disclosure thereof to Atlantic or the RIC client Board of Directors or designated persons, regulators, or other appropriate persons appointed by Atlantic that may be reasonable and necessary to accomplish the purposes of this Code.

2.	If the Reviewing Officer determines that a violation of the Code may have occurred, before making a final determination that a material violation has been committed by an individual, the Reviewing Officer may give such person an opportunity to supply additional information regarding the matter in question. The Reviewing Officer shall maintain all supporting documentation in determining whether a violation of the Code has not occurred.

B.	Enforcement.

1.	If any violation of this Code is determined to have occurred, the Reviewing Officer may impose sanctions and take such other actions as he or she deems appropriate, including, among other things, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause. Any profits or gifts forfeited shall be paid to the applicable client(s) or given to a charity, as the Reviewing Officer shall determine is appropriate.

2.	If the Reviewing Officer determines that a material violation of this Code has occurred, he or she shall promptly report the violation and any enforcement action taken to Atlantic’s senior management. If the material violation is determined by the Atlantic’s senior management that would appear to be fraudulent, deceptive or a manipulative act to a RIC client, Atlantic must report its findings to the RIC client’s Board of Directors or Trustees pursuant to Rule 17j-1 under the 1940 Act.

3.	No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.

9.     REVIEW OF REPORTS PROCEDURES

        Atlantic’s Compliance Officer is ultimately responsible to ensure adherence to the provisions stated within this Code by its employees. Elaine Hunt is responsible for pre-approving and reviewing holdings and transactional reports for Joshua Bogart and vice-versa for purposes of this code. Atlantic may designate an outside party to perform the quarterly transactional reviews of Access Persons.

        ACA shall also conduct a post-trade review of Atlantic Employees’ personal trading. Specifically, Atlantic Employees submit their personal trades electronically into ACA’s proprietary web-based Securities Transaction Online Compliance System (“STOCS”). Atlantic Employees may enter their trades into the STOCS contemporaneously as they trade throughout a quarter or all at once after the end of the quarter. Alternatively, the firm may aggregate the personal trades of all of its Employees into an electronic download and forward such information on to ACA. Regardless of the method of submission, all Employee trades must be reported to ACA within thirty (30) days after the end of each calendar quarter. All employee holdings must be submitted/updated within forty-five (45) days of the calendar year end. ACA will then compare such trades to the quarterly download of Atlantic’s clients’ trades and this Code. A quarterly report will be issued by ACA to Atlantic regarding its review.

        The reason for the development of a post transaction review process is to ensure that Atlantic has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

        The review of trading activity reported in the Access Persons’ Quarterly Transactions Report will be reviewed in conjunction with the firms’ trading blotter against all client trades for the period. In addition, Atlantic may question, though does not prohibit, trading activity reported by Access Persons’ within the most recent 15 days in which a security or option, not limited to the same direction of trade, is or has been held for by a RIC advisory client.

        We believe that these reviews will help to determine, under reasonable and factual merit, whether an employee is engaged in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or to engage in any manipulative practice with respect to a client.

10.     RECORDS

Atlantic shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or the RIC client’s Board.

A.	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

B.	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C.	A copy of each report made pursuant to this Code by an Access Person and Advisory Representative, including any information provided in lieu of reports, shall be preserved by Atlantic for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

E.	A copy of each finding under Section 8.B.2 of this Code to a RIC’s Board shall be preserved by Atlantic for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place; and

F.	Atlantic shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Person of securities under Section 5.A. and 5.B. of this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

G.	Any other information as may be required by Rule 17j-1(f).

11.     AMENDMENT

        Atlantic may, from time to time, amend this Code, and/or adopt such interpretations of this Code as it deems appropriate.

As of January 7, 2005

ACCESS PERSONS

	Date Deemed	Reason No Longer Access
Employee Name	Non-Access Person	Person

Steven C. Arnone
Robert F. Bayer, Jr.
Albert H. Cheng
E. Clifford Cole
Christian Comito
Elaine Soeurt Hunt
Michael Mogavero
Gerard O'Reilly
Andy Harless
Fowad Sheikh
Jamie Sellers
Ronald W. Sellers
Donald W. Trotter
Joshua Bogart
Scott Lummer
Sara Donovan
Vik Mahendra
David McMillan
Jeff Buetow

COMPLIANCE/REVIEWER OFFICER

Name	End Date

Joshua Bogart
Elaine Hunt

Access Persons Filing Requirements

•	Initial Holdings Report
•	Annual Holdings Report
•	Quarterly Transactions Report
•	Annual Acknowledgement Form

EXHIBIT A

PRE-CLEARANCE REQUEST AND REPORTING FORM

Name of Issuer: ___________________________________

Type of Security: ___________________________________

Public Offering Date or Contribution Date: _________________

By signing below, I certify and acknowledge the following:

1.	I am not investing in this security to profit improperly from my position as an Atlantic employee;

2.	The investment opportunity did ____ did not _____ arise by virtue of my activities on behalf of an Atlantic client; and

3.	To the best of my knowledge, no Atlantic clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read the most recent version of Atlantic’s Code of Ethics and believe that the proposed trade fully complies with the requirements of the Code. I understand Atlantic reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date: _____________	Signature: ___________________________________
Print Name: ___________________________________

Compliance Use Only:

Approved investment? Yes_______ No________

If yes, provide a reason for the approval of the investment below.

EXHIBIT B

INITIAL HOLDINGS REPORT

As of the below date, I held the following positions in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Atlantic’s Code of Ethics due to my duties as an Access Person.

ACCOUNT NAME**	SECURITY	CUSTODIAN	PRINCIPAL AMOUNT	SHARES

** Please note that ALL accounts must be listed (including Exempt Securities).

This report is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date: _____________	Signature: ___________________________________
Print Name: ___________________________________

Note: This report must be submitted to the Compliance/Reviewer Officer within 10 days from the date the employee is deemed to be an Access Person of the firm.

EXHIBIT C
QUARTERLY SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended: __________________________________
                                                                          (month/day/year)

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Atlantic’s Code of Ethics.

Security	Maturity & Int. Rate	Date	Shares	Principal Amount	Buy/Sell/ Disposition	Price	Custodian/Broker

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date: _____________	Signature: ___________________________________
Print Name: ___________________________________

NOTE: This report must be submitted to the Compliance/Reviewing Officer within 30 days of the calendar quarter end.

EXHIBIT D
NEW ACCOUNT REPORT

For the Calendar Quarter Ended: __________________________________
                                                                          (month/day/year)

During the quarter referred to above, the following accounts were established to hold securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported by Access Persons pursuant to Atlantic’s Code of Ethics.

BROKER, DEALER OR BANK WITH WHOM ACCOUNT WAS ESTABLISHED	DATE ACCOUNT WAS ESTABLISHED

** Please note that ALL accounts must be listed (including Exempt Securities).

Date: _____________	Signature: ___________________________________
Print Name: ___________________________________

EXHIBIT E
ANNUAL HOLDINGS REPORT

As of December 31, [year], I held the following positions in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported by Access Persons pursuant to Atlantic’s Code of Ethics.

If there are no securities, please indicate “None.”

Name or Title of Security	Principal Amount	Number of Shares

Please list the securities account(s) over which you have a Beneficial Ownership. Please note that ALL accounts must be listed (including exempt securities).

Name or Title of Security	Principal Amount

I certify that this form fully discloses all of the securities and accounts in which I have a pecuniary interest. This report is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date: _____________	Signature: ___________________________________
Print Name: ___________________________________

EXHIBIT F
CERTIFICATION OF COMPLIANCE

I have read and understand the Code of Ethics, recognize that it applies to me and agree to comply in all respects with the procedures described therein.

Furthermore, I certify hereby that I have complied with the requirements of the Code in effect during the preceding year (except to the extent that I may have been specifically notified by Atlantic that I have not complied with certain of such requirements) and that I will continue to do so during the course of my employment and association with Atlantic. I agree to promptly report to the Compliance Officer any violation or possible violation of the Code of which I become aware.

I understand that a violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date: _____________	Signature: ___________________________________
Print Name: ___________________________________